Exhibit 10.1

Execution Copy

DEBTOR IN POSSESSION TERM LOAN AND SECURITY AGREEMENT

by and among

TRAILER BRIDGE, INC.,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

as Borrower

and

LAW DEBENTURE TRUST COMPANY OF NEW YORK,

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

Dated: November 21, 2011

6.3	Authorization to Make Loans.	34
6.4	Use of Proceeds.	34
6.5	Pro Rata Treatment.	34
6.6	Sharing of Payments, Etc.	34
6.7	Settlement Procedures.	35
6.8	Obligations Several; Independent Nature of Lenders’ Rights.	36

SECTION 7.	COLLATERAL REPORTING AND COVENANTS.	36
7.1	Collateral Reporting.	36
7.2	Accounts Covenants.	37
7.3	Motor Vehicle and Cargo Container Covenants.	37
7.4	Equipment and Real Property Covenants.	38
7.5	Power of Attorney.	39
7.6	Right to Cure.	40
7.7	Access to Premises.	40
7.8	Vessel and Barge Covenants.	40

SECTION 8.	REPRESENTATIONS AND WARRANTIES.	41
8.1	Corporate Existence, Power and Authority.	41
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations.	42
8.3	Financial Statements; No Material Adverse Change.	42
8.4	Perfected Liens; Title to Properties.	42
8.5	Tax Returns.	42
8.6	Litigation.	43
8.7	Compliance with Other Agreements and Applicable Laws; No Consents.	43
8.8	Environmental Compliance.	43
8.9	Employee Benefits.	44
8.10	Bank Accounts.	45
8.11	Intellectual Property.	45
8.12	Subsidiaries; Affiliates; Capitalization.	45
8.13	Labor Disputes.	46
8.14	Material Contracts.	46

8.15	Payable Practices.	46
8.16	Accuracy and Completeness of Information.	46
8.17	Use of Proceeds.	46
8.18	Status of Obligations.	47
8.19	AML Laws.	47
8.20	Survival of Warranties; Cumulative.	47

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS.	48
9.1	Maintenance of Existence.	48
9.2	Location of Books and Records.	48
9.3	Compliance with Laws, Regulations, Etc.	48
9.4	Payment of Taxes and Claims.	49
9.5	Maintenance of Property; Insurance.	49
9.6	Financial Statements and Other Information.	50
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	52
9.8	Encumbrances.	53
9.9	Indebtedness.	55
9.10	Loans, Investments, Acquisitions, Etc.	55
9.11	Dividends and Redemptions.	56
9.12	Transactions with Affiliates.	56
9.13	Subsidiaries.	57
9.14	Compliance with ERISA.	57
9.15	End of Fiscal Years; Fiscal Quarters.	57
9.16	Change in Business.	57
9.17	Variation Covenants.	57
9.18	License Agreements.	58
9.19	After Acquired Real Property.	59
9.20	Subordination.	59
9.21	Costs and Expenses.	59
9.22	Further Assurances.	60
9.23	Modification of Material Documents.	60
9.24	Accounting Policies.	60
9.25	Additional Bankruptcy Matters.	60

9.26	Certain Milestones.	61
9.27	Prepayments of Prepetition Obligations.	62
9.28	Postpetition Obligations.	62
9.29	Chief Restructuring Officer.	62
9.30	Post-Closing Covenant.	62

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES.	63
10.1	Events of Default.	63
10.2	Remedies.	65

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.	69
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.	69
11.2	Waiver of Notices.	71
11.3	Amendments and Waivers.	71
11.4	Waiver of Counterclaims.	72
11.5	Indemnification.	72

SECTION 12.	THE AGENT.	73
12.1	Appointment, Powers and Immunities.	73
12.2	Reliance by Agent.	74
12.3	Events of Default.	74
12.4	Indemnification.	74
12.5	Non-Reliance on Agent and Other Lenders.	75
12.6	Failure to Act.	75
12.7	Concerning the Collateral and the Related Financing Agreements.	75
12.8	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	75
12.9	Collateral Matters.	76
12.10	Agency for Perfection.	77
12.11	Successor Agent.	78
12.12	Limited Effect.	78

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS.	78
13.1	Term.	78
13.2	Interpretative Provisions.	79
13.3	Notices.	80
13.4	Partial Invalidity.	82
13.5	Confidentiality.	82
13.6	Successors.	83
13.7	Assignments; Participations.	83
13.8	Entire Agreement.	85
13.9	Counterparts, Etc.	85
13.10	USA PATRIOT Act.	86

INDEX TO

EXHIBITS AND SCHEDULES

Schedule I	Commitments

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Budget Variance Report

Exhibit E	Approved Budget

Exhibit F	Form of 13-Week Budget Variance Report

Exhibit G	Initial Approved 13-Week Budget

DEBTOR IN POSSESSION TERM LOAN AND SECURITY AGREEMENT

This Debtor in Possession Term Loan and Security Agreement (this “Agreement”) dated November 21, 2011 is entered into by and among Trailer Bridge, Inc., a Delaware corporation and a debtor and debtor-in-possession (“Borrower”) in a case pending under chapter 11, title 11 of the United States Code (the “Bankruptcy Code”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”) and Law Debenture Trust Company of New York, a New York banking corporation duly organized and existing under the laws of the State of New York, as agent for Lenders (together with its successors and assigns, the “Agent”).

RECITALS

WHEREAS, on November 16, 2011 (the “Filing Date”), the Borrower filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (such court, together with any other court having competent jurisdiction over the Case from time to time, the “Bankruptcy Court”) and commenced a case number 3:11-bk-08348 (the “Case”) and has continued in the possession and operation of its assets and in the management of its businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a term credit facility in an aggregate principal amount not to exceed $15,000,000 to fund the working capital requirements of the Borrower and to pay reasonable fees and expenses related to this Agreement and the borrowings made hereunder;

WHEREAS, to provide security for the repayment of the Loans (as hereinafter defined), and the payment of the other Obligations (as hereinafter defined) of the Borrower hereunder and under the other Financing Agreements (as hereinafter defined), the Borrower will provide and grant to the Agent, for the benefit of the Lenders and the Agent, certain security interests, liens and superpriority administrative expense claims pursuant to Bankruptcy Code sections 364(c), as more fully described herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such

Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c)any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.2 “Agent” shall have the meaning set forth in the preamble to this Agreement.

1.3 “Agent Fee Letter” shall mean that certain Fee Schedule as Administrative Agent, executed by Borrower as of the date hereof.

1.4 “Agent Payment Account” shall mean a non-interest bearing account Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.5 “Agreement” shall have the meaning set forth in the preamble hereto.

1.6 “Approved Budget” shall mean the budget attached hereto as Exhibit E, which sets forth in reasonable detail all receipts and disbursements of the Borrower including, without limitation, any costs and expenses associated with the Case, on a calendar month basis from the Filing Date through and including the calendar month during which the date that is five months after the Closing Date occurs. Any amendments or modifications to the Approved Budget must be consented to in writing by the Lenders prior to the implementation thereof. Upon any such written consent, the Approved Budget, as so amended or modified, shall be deemed to be the Approved Budget for all purposes in respect of the Financing Agreements.

1.7 “Approved 13-Week Budget” shall mean 13-week budget in form and substance satisfactory to the Required Lenders in their sole discretion exercised in good faith, prepared in accordance with Section 9.6(g), as such budget shall be updated in accordance with Section 9.6(g) and otherwise amended from time to time with the consent of the Required Lenders.

1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.9 “Audited Financial Statements” shall have the meaning set forth in Section 4.2(b)(i) hereof.

1.10 “Bankruptcy Court” shall have the meaning set forth in the recitals to this Agreement.

1.11 “Bankruptcy Code” shall have the meaning set forth in the preamble to this Agreement.

1.12 “Bankruptcy Rules”: the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Case.

1.13 “Barge” shall mean, collectively, the Barge SAN JUAN – JAX BRIDGE (Official No. 667317), the Barge JAX – SAN JUAN BRIDGE (Official No. 667879) and each other barge owned by Borrower from time to time.

1.14 “Borrower” shall have the meaning set forth in the preamble to this Agreement.

1.15 “Budget Variance Report” shall mean a variance report in substantially the form of Exhibit D hereto setting forth actual cash receipts and disbursements for the prior month and setting forth all the variances, on a line-item basis, from the amount set forth for such month in the Approved Budget; each such report shall include explanations for all material variances, shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

1.16 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks and trust companies in the City of New York are authorized or obligated by law, regulation or executive order to close.

1.17 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.18 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.19 “Carve-Out” shall mean (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States trustee pursuant to 28 U.S.C. § 1930(a) and (ii) after the occurrence and during the continuance of an Event of Default an amount not exceeding $2,000,000 in the aggregate, which amount may be used subject to the terms of the Orders, to pay any fees or expenses incurred by the Borrower and any statutory committees appointed in the Case (each, a “Committee”) that remain unpaid subsequent to the payment of such fees and expenses from available funds remaining in the Borrower’s estate for such creditors, in respect of (A) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court to the Borrower’s or any Committee’s professionals and (B) the reimbursement of expenses allowed by the Bankruptcy Court incurred by the Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members), provided, that (x) the dollar limitation in this clause (ii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked to the extent (A) allowed by the Bankruptcy Court, including pursuant to sections 328, 330 and 331 of Bankruptcy Code, at any time or which are incurred, awarded or paid pursuant to the Orders and (y) nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above. Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any Person, including the Borrower or any Committee, or their respective professionals, (1) in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any of the Lenders, the Agent, or their respective advisers and counsel, including, without limitation, challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Obligations and the liens granted hereunder in favor of the Agent, for the benefit of the Lenders or (2) after the conversion of the Case to a case under chapter 7 of the Bankruptcy Code or in connection with or for the purpose of furthering such conversion.

1.20 “Case” shall have the meaning set forth in the recitals to this Agreement.

1.21 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.22 “Cash Flow” shall mean an amount equal to (i) the aggregate cash receipts of the Borrower for the period from the Interim Funding Date to December 31, 2012, minus (ii) the aggregate cash disbursement of the Borrower for the period from the Interim Funding Date to December 31, 2012.

1.23 “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

1.24 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Borrower or the adoption of a plan by the stockholders of Borrower relating to the dissolution or liquidation of Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower or the Board of Directors of Borrower; (d) individuals who on the Filing Date constituted the Board of Directors of Borrower cease for any reason to constitute a majority of the Board of Directors of Borrower then still in office; or (e) a change in the senior management of the Borrower.

1.25 “Closing Date” shall mean the date on which the conditions precedent set forth in Sections 4.1 and 4.2 shall have satisfied or waived.

1.26 “Code” shall mean, except as otherwise provided herein, the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.27 “Collateral” shall have the meaning set forth in Section 5.1 hereof.

1.28 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent and Required Lenders, from any lessor of premises to Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.29 “Commitment” shall mean, at any time, as to each Lender, such Lender’s Interim Funding Commitment and Final Funding Commitment; sometimes being collectively referred to herein as “Commitments”.

1.30 “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

1.31 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.32 “Defaulting Lender” shall have the meaning set forth in Section 6.7 hereof.

1.33 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Prepetition Agent, by and among Prepetition Agent and Borrower and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Prepetition Agent directing disposition of the funds in the deposit account without further consent by Borrower and has such other terms and conditions as Prepetition Agent may require.

1.34 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including as a result of casualty or condemnation, any purchase price adjustment or earn-out in respect of any acquisition and any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

1.35 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933), provided, that, neither Borrower nor any Affiliate of Borrower shall qualify as an Eligible Transferee.

1.36 “Enforcement Action” shall mean the exercise by Agent in good faith of any of its material enforcement rights and remedies hereunder or under the other Financing Agreements, applicable law or otherwise at any time on and after and during the continuation of an Event of Default (including, without limitation, the demand for the immediate payment of all of the Obligations, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral, notification of account debtors to make payments to Agent, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to Borrower or all or any portion of the Collateral).

1.37 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.38 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.39 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower could otherwise be liable; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $250,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $250,000.

1.40 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.41 “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(b)(v) and (d) any U.S. federal withholding Taxes imposed under FATCA.

1.42 “Existing Indebtedness” means the Indebtedness existing on the Filing Date and set forth on Schedule 9.9 to the Information Certificate.

1.43 “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance, condemnation awards (and payments in lieu thereof), indemnity payments, downward purchase price adjustments and any similar receipt outside of the ordinary course.

1.44 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.45 “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

1.46 “Filing Date” shall have the meaning set forth in the recitals to this Agreement.

1.47 “Final Funding Commitment” shall mean the principal amount designated as the “Final Funding Commitment” on Schedule I hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Final Funding Commitments”.

1.48 “Final Funding Date” shall have the meaning set forth in Section 2.1 of this Agreement.

1.49 “Final Loans” shall have the meaning set forth in Section 2.1 of this Agreement.

1.50 “Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be satisfactory in form and substance to the Required Lenders and Agent, in their sole discretion, and from which no appeal or motion to reconsider has been timely filed and such order in any respect is subject of a stay pending appeal (unless the Required Lenders waive such requirement), together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Required Lenders and Agent, which, among other matters but not by way of limitation, authorizes the Borrower to obtain credit and grant liens under this Agreement and the other Financing Agreements, as the case may be, and provides for the super priority of the Lenders’ claims contemplated by this Agreement.

1.51 “Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

1.52 “Financing Agreements” shall mean, collectively, this Agreement and all notes, fee letters, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower in connection with this Agreement.

1.53 “First Day Orders” shall mean all orders entered or to be entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Filing Date or within five Business Days of the Filing Date or based on motions filed on or about the Filing Date, which shall each be in form and substance satisfactory to the Required Lenders in their sole discretion in all respects.

1.54 “Foreign Lender” shall mean a Lender that is not a U.S. Person.

1.55 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

1.56 “Governing Documents” shall mean with respect to (a) a corporation, its articles or certificate of incorporation, continuance or amalgamation and by-laws, (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement, (c) a limited liability company, its certificate of formation and operating agreement and (d) any other Person, the other organizational or governing documents of such Person.

1.57 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.58 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.59 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.60 “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Financing Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

1.61 “Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit B hereto containing material information with respect to Borrower, its businesses and assets provided by or on behalf of Borrower to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.62 “Intellectual Property” shall mean Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.63 “Interest Rate” shall mean:

(a) Subject to clause (b) of this definition, a rate per annum equal to seven percent (7%).

(b) After the occurrence and during the continuance of any Default or Event of Default under the Financing Agreements, the “Interest Rate” shall be the rate per annum set forth in (a), above, plus two percent (2%).

1.64 “Interim Funding Commitment” shall mean the principal amount designated as the “Interim Funding Commitment” on Schedule I hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Interim Funding Commitments”.

1.65 “Interim Funding Date” shall have the meaning set forth in Section 2.1 of this Agreement.

1.66 “Interim Loans” shall have the meaning set forth in Section 2.1 of this Agreement.

1.67 “Interim Order” shall mean the order of the Bankruptcy Court entered in the Case after an interim hearing (assuming satisfaction of the standards prescribed in section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modification and amendments thereto, in form and substance satisfactory to the Required Lenders and Agent, in their sole discretion, which, among other matters, but not by way of limitation, authorizes, on an interim basis, the Borrower and the Lenders to execute and perform under the terms of this Agreement and the other Financing Documents.

1.68 “Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

1.69 “Lenders” shall have the meaning set forth in the preamble to this Agreement.

1.70 “License Agreement” shall have the meaning set forth in Section 8.11 of this Agreement.

1.71 “Loans” shall mean, collectively, the Interim Loans and the Final Loans.

1.72 “Material Adverse Effect” shall mean a material adverse effect on (a) condition (financial or otherwise), business, performance, operations, assets, liabilities, properties or prospects of Borrower; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements; provided, that a “Material Adverse Effect” shall not be deemed to have occurred on account of any events, occurrences and circumstances arising (i) in connection with an event of default occurring under the Prepetition Revolver, Prepetition Term Loan or Prepetition Notes on or prior to the Filing Date and (ii) in connection with the commencement of the Case.

1.73 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.74 “Maturity Date” shall mean the earliest to occur of (a) the date one (1) year from the Filing Date, (b) the date thirty (30) days following the Bankruptcy Court’s entry of the Interim Order if the Bankruptcy Court has not had a hearing for the Final Order by the end of such date, (c) the date three (3) days following the Bankruptcy Court’s hearing for the Final Order if the Bankruptcy Court has not entered the Final Order by the end of such date, (d) the effective date of a plan of reorganization that is confirmed pursuant to an order entered by the Bankruptcy Court in the Case and (e) the acceleration of any Loans and the termination of the Commitment in accordance with the terms of this Agreement and the other Financing Agreements.

1.75 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

1.76 “Net Cash Proceeds” shall mean:

(a) with respect to any Disposition by the Borrower, or any Extraordinary Receipt received or paid to the account of the Borrower, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required by the Bankruptcy Court to be repaid in connection with such transaction (other than Indebtedness under the Financing Agreements), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower in connection with such transaction, (C) if, as of the date of such Disposition, no Default shall have occurred and be continuing, in the case of insurance proceeds or condemnation awards, the amount of proceeds that are used to replace the property of the Borrower that was lost, damaged or destroyed within 180 days after such Disposition, provided, that the aggregate amount Borrower may reinvest pursuant to this clause (C) in any fiscal year shall be $100,000 and (D) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (D) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Capital Stock by the Borrower or the incurrence or issuance of any Indebtedness by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

1.77 “Note” and “Notes” shall have the meanings set forth in Section 2.5(c) of this Agreement.

1.78 “Obligations” shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.79 “Orders” shall mean the Interim Order or the Final Order or both, as the context may require.

1.80 “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Agreement, or sold or assigned an interest in any Loan or Financing Agreement).

1.81 “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Agreement.

1.82 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.83 “Permit” shall have the meaning set forth in Section 8.7 of this Agreement.

1.84 “Permitted Indebtedness” shall mean Indebtedness permitted under Section 9.9.

1.85 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.86 “Postpetition” when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Case.

1.87 “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.88 “Prepetition”: when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, prior the commencement of the Case.

1.89 “Prepetition Agent” means Wells Fargo, N.A. (f/k/a Wachovia Bank, National Association) in its capacity as agent under each of the Prepetition Revolver and the Prepetition Term Loan.

1.90 “Prepetition Notes” means those certain 9 1/4% Senior Secured Notes due 2011, issued pursuant to the Indenture, dated as of December 1, 2004, between Borrower and Wells Fargo Bank, National Association, as trustee.

1.91 “Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Prepetition (i) Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or any other Prepetition claims against Borrower.

1.92 “Prepetition Revolver” means that certain Loan and Security Agreement, dated as of April 23, 2004 (as amended, supplement or modified and in effect as of the Filing Date), among Borrower, the Prepetition Agent and the lenders from time to time party thereto.

1.93 “Prepetition Term Loan” that certain Term Loan and Security Agreement, dated as of June 14, 2007 (as amended, supplement or modified and in effect as of the Filing Date), among Borrower, the Prepetition Agent and the lenders from time to time party thereto.

1.94 “Proposed 13-Week Budget” shall have the meaning set forth in Section 9.6(g) hereof.

1.95 “Pro Rata Share” shall mean the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of the Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and the denominator shall be the aggregate amount of all unpaid Loans.

1.96 “Real Property” shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.97 “Recipient” means (a) the Agent or (b) any Lender, as applicable.

1.98 “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.99 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.100 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty percent (50%) of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty percent (50%) of the then outstanding Obligations are owing.

1.101 “Responsible Officer” shall mean either Acting Chief Executive Officer.

1.102 “Second Priority DIP Collateral” shall mean any Collateral that is subject to a valid lien in existence on the Filing Date that was perfected and non-avoidable on the Filing Date or is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code.

1.103 “Special Agent Advances” shall have the meaning set forth in Section 12.9 hereof.

1.104 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.105 “Superpriority Claim” means a claim against the Borrower in the Case that is a superpriority administrative expense claim having priority over any or all administrative expenses and other Postpetition claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.

1.106 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

1.107 “13-Week Budget Variance Report” shall mean a variance report in substantially the form of Exhibit F hereto setting forth actual cash receipts and disbursements for the prior week and setting forth all the variances, on a line-item basis, from the amount set forth for such week in the Approved 13-Week Budget; each such report shall include explanations for all material variances, shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

1.108 “UCC” shall mean the Uniform Commercial Code as in effect in the State of Florida, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Florida on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.109 “Unaudited Financial Statements” shall have the meaning set forth in Section 4.2(b)(ii) hereof.

1.110 “USA PATRIOT Act” shall have the meaning set forth in Section 8.19(a) hereof.

1.111 “U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.112 “Vessel” shall mean all vessels owned by Borrower from time to time.

1.113 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.114 “Wells 507(b) Claim” means the section 507(b) claims provided to the Prepetition Agent pursuant to the Wells Order.

1.115 “Wells Order” shall means that certain Agreed Order Between the Debtor and Wells Fargo, N.A., Regarding Adequate Protection filed with the Bankruptcy Court in the Case authorizing Borrower to use certain cash collateral and providing adequate protection with respect thereto.

1.116 “Withholding Agent” shall mean the Borrower, the Agent or any Lender, as applicable.

SECTION 2.    CREDIT FACILITIES.

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make Loans to the Borrower (i) on the later to occur of (x) the Closing Date and (y) the Interim Order Entry Date if the Interim Order Entry Date is prior to the Maturity Date (the “Interim Funding Date”, such Loans made on the Interim Funding Date the “Interim Loans”) in an amount equal to its Pro Rata Share of the aggregate Interim Funding Commitment of all Lenders and (ii) on the Final Order Entry Date if the Final Order Entry Date is prior to the Maturity Date (the “Final Funding Date”, such Loans made on the Final Funding Date the “Final Loans”) in an amount equal to its Pro Rata Share of the aggregate Final Funding Commitment of all Lenders. Each Lender’s Interim Funding Commitment shall terminate immediately and without further action on the earlier of the funding in full of such Lender’s Interim Loans and the Maturity Date. Each Lender’s Final Funding Commitment shall terminate immediately and without further action on the earlier of the funding in full of such Lender’s Final Loans and the Maturity Date. Any amount borrowed under this Agreement and repaid or prepaid may not be reborrowed.

(b) Borrower agrees that each Loan shall be (i) repaid, together with the interest and other amounts payable thereunder, in accordance with the provisions of this Agreement and the other Financing Agreements and (ii) secured by all of the Collateral.

(c) In addition to the other conditions precedent to any Loan set forth in this Agreement, prior to the making of each Loan, the Agent shall have received from Borrower prior written notice of the proposed Loan, which notice shall specify the following: (i) the proposed date and amount of the Loan and (ii) such other information and documents as Agent may from time to time request with respect thereto.

(d) Following receipt of a notice of a proposed Loan pursuant to Section 2.1(c), Agent shall promptly notify each Lender of the amount of its Pro Rata Share of such proposed Loan. Each applicable Lender shall make the amount of its Loan available to Agent in immediately available funds at the account specified by Agent from time to time not later than 1:00 p.m. on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in (i) Section 4.1 and (ii)(A) if such borrowing is with respect to the Interim Loan, Section 4.2 or (B) if such borrowing is with respect to the Final Loan, Section 4.3, Agent shall make all funds so received available to Borrower in like funds as received by Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

2.2 Mandatory Prepayments.

Borrower shall, no later than one (1) Business Day following its receipt thereof, prepay an aggregate principal amount of the Loans equal to 100% of the Net Cash Proceeds of:

(a) any sale or issuance of Capital Stock or incurrence of Indebtedness after the Filing Date by the Borrower, other than Permitted Indebtedness;

(b) any Disposition by the Borrower of any of its assets; provided, that a prepayment hereunder shall (i) if such assets constitute Second Priority DIP Collateral, be required hereunder solely to the extent that such Net Cash Proceeds are greater than the aggregate amount of obligations secured on a first lien basis by such Second Priority DIP Collateral and (ii) not be required if such Disposition is permitted under Section 9.7(b)(i) or Section 9.7(b)(iii); and

(c) any Extraordinary Receipts by the Borrower.

2.3 Optional Prepayments.

The Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Agent no later than 11:00 a.m. New York City time on the proposed prepayment date, which notice shall specify the date and amount of prepayment. Upon receipt of any such notice, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest thereon. So long as no Event of Default has occurred and is continuing, the Agent shall apply such prepayment pro rata to each Lender’s Pro Rata Share of outstanding Loans. If an Event of Default has occurred and is continuing, the Agent shall apply such prepayment as set forth in Section 6.2(b) hereof.

2.4 No Discharge; Survival of Claim.

The Borrower agrees that (a) its Obligations under the Finance Agreements shall not be discharged by the entry of an order confirming a plan of reorganization in the Case (and the Borrower, pursuant to section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent and the Lenders pursuant to the Orders and the liens granted to the Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a plan of reorganization in the Case.

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Agent for the account of the Lenders the principal amount of the Loans on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to the terms of this Agreement).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Borrower agrees that, upon the request to the Agent by any Lender and notice thereof by the Agent to the Borrower, the Borrower will execute and deliver to such Lender a promissory note in form and substance reasonably satisfactory to such Lender (each a “Note” and collectively the “Notes”) evidencing the Loans.

(d) The Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.7(b), and a subacccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s Pro Rata Share thereof.

(e) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3.    INTEREST AND FEES

3.1 Interest.

(a) Borrower shall pay to Agent interest on the outstanding principal amount of the Loans and other Obligations that are past due at the Interest Rate. All interest accruing hereunder on and after the date of any Default or Event of Default or termination or non-renewal hereof shall be payable on demand.

(b) Interest shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears not later than 11:00 a.m. New York City time commencing on December 1, 2011 and thereafter on the first Business Day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations, if received prior to 11:00 a.m. New York City time, on the date of receipt of immediately available funds by Agent in the Agent Payment Account, and, if received after 11:00 a.m. New York City time, on the next Business Day following receipt of immediately available funds by Agent in the Agent Payment Account, provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

3.2 Upfront Fee. Borrower shall pay to Agent, for the account of each Lender, on the Interim Funding Date, a fully earned non-refundable upfront fee in an amount equal to four percent (4%) of such Lender’s aggregate Commitment (including, for the avoidance of doubt, such Lender’s Interim Funding Commitment and such Lender’s Final Funding Commitment).

3.3 Agent Fees. Borrower shall pay to Agent, for its own account, the fees and at the times set forth in the Agent Fee Letter.

3.4 Yield Protection.

(a) Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(B) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, on an after-tax basis for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company on an after-tax basis for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in paragraph (i) or (ii) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b) Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Financing Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) Payment of Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(iii) Indemnification by the Borrower. The Borrower shall indemnify each Recipient (and its direct and indirect beneficial owners), within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including the full amount of Taxes of any kind imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient (or its direct and indirect beneficial owners) or required to be withheld or deducted from a payment to such Recipient (or its direct and indirect beneficial owners) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.4(b), the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(v) Status of Lenders.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Agreement shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this paragraph (v) (B)(1), (B)(2) and (B)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B) Without limiting the generality of the foregoing:

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

a     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Agreement, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b     executed originals of IRS Form W-8ECI;

c     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance acceptable to the Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

d     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form and substance acceptable to the Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to the Agent on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Financing Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(vi) Survival. Each party’s obligations under this Section 3.4(b) shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Agreement.

SECTION 4.    CONDITIONS PRECEDENT.

4.1 Conditions Precedent to All Loans. The agreement of each Lender to make any Loan requested to be made by it on any date (including its Interim Loan and its Final Loan) is subject to the satisfaction or waiver in writing by the Lenders of the following conditions precedent:

(a) Each of the representations and warranties made by the Borrower in or pursuant to the Financing Agreements shall be true and correct in all material respects on the funding date for such Loan, provided that (i) any representation or warranty qualified as to materiality shall be true and correct in all respects and (ii) any representation or warranty made solely with respect to a specified prior date shall be true and correct in all material respects (subject to clause (i) of this proviso) as of such specified date.

(b) No Default or Event of Default shall have occurred and be continuing on the funding date for such Loan or would occur after giving effect to such Loan.

(c) No event or circumstance that has resulted or could result in a Material Adverse Effect shall have occurred on the funding date for such Loan or would occur after giving effect to such Loan, in the case of the Interim Funding Date, since December 31, 2010 and in the case of the Final Funding Date, since the Filing Date.

(d) No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of such Loan, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect.

(e) All governmental and third party approvals necessary or advisable in connection with the Financing Agreements and the transactions contemplated thereby and the continuing operations of the Borrower shall have been obtained and be in full force and effect, all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing Agreements and the transactions contemplated thereby and all applicable legal requirements shall have been complied with.

(f) All costs, fees, expenses (including, without limitation, legal fees, fees due and payable in accordance with Section 11.5 and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Agent and Lenders in connection the Financing Agreements and the transactions contemplated thereby shall have been paid in accordance with the terms of the Orders and the Financing Agreements and shall not have been rescinded or challenged.

(g) Borrower shall be in compliance with all applicable foreign and U.S. federal, state and local laws and regulations.

(h) The Lenders shall be satisfied, in their sole discretion, with (i) the final structure of the Financing Agreements and the transactions contemplated thereby, (ii) the sources and uses of proceeds used to consummate the Financing Agreements and the transactions contemplated thereby (including the amount of fees and expenses incurred in connection therewith), (iii) the terms and provisions of all of the Financing Agreements, and all documents, agreements, certificates and contracts related thereto, (iv) the ownership, corporate, legal and tax structure of the Borrower, after giving effect to the Financing Agreements and the transactions contemplated thereby, and (v) the management of the Borrower after giving effect to the Financing Agreements and the transactions contemplated thereby; provided, that, for the avoidance of doubt, the satisfaction of the Lenders with respect to any of the foregoing as of the Interim Funding Date shall not, if any material changes are made thereto, be construed as the satisfaction of the Lenders with respect thereto as of the Final Funding Date.

(i) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Financing Agreement shall be reasonably satisfactory in form and substance to the Agent and the Lenders, and the Agent and the Lenders shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

4.2 Conditions Precedent to Interim Funding Date.

The agreement of each Lender to make an Interim Loan requested to be made by it is subject to the satisfaction or waiver in writing by the Lenders of the following conditions precedent:

(a) The Agent’s and the Lenders’ receipt of the following, each of which shall be originals, facsimiles, or in “portable document format” by electronic mail (followed promptly by originals) unless otherwise specified, each of which shall be properly executed by a Responsible Officer of the Borrower and shall be in form and substance reasonably satisfactory to the Agent and Lenders:

(i) counterparts of this Agreement, the Information Certificate and a Note for each Lender requesting the same, each duly executed and delivered by the Borrower;

(ii) evidence satisfactory to the Lenders of the compliance by the Borrower with its obligations under the Financing Agreements (including, without limitation, its obligation to deliver to the Agent (A) UCC financing statements for filing in all jurisdictions that the Lenders may deem necessary to perfect the security interests created in the Collateral and (B) originals of certain other securities, instruments and chattel paper constituting Collateral, except to the extent that any such Collateral is Second Priority DIP Collateral and has been delivered to the Person to whom the first priority lien on such Second Priority DIP Collateral has been granted);

(iii) a favorable opinion of DLA Piper LLP, counsel to the Borrower, addressed to the Agent and each Lender, in form and substance reasonably satisfactory to the Agent and Lenders and covering such matters as the Agent and Lenders may reasonably request;

(iv) a certificate of the secretary of the Borrower with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Agent and Lenders, attaching, setting forth and certifying:

(A) the resolutions, in form and substance reasonably satisfactory to the Agent and the Lenders, of the Board of Directors (or analogous body) of the Borrower authorizing, as applicable, (1) the execution, delivery and performance of this Agreement and the other Financing Agreements, (2) the borrowings contemplated hereunder and (3) the granting by it of the liens created pursuant to the Financing Agreements, which resolutions shall be in form and substance reasonably satisfactory to the Agent and Lenders and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(B) the incumbency and signature of the officers of the Borrower authorized to execute any Financing Agreement, certificate, notice or other submission or document related thereto, which certificate shall be reasonably satisfactory in form and substance to the Agent and the Lenders, and shall be executed by a Responsible Officer of the Borrower;

(C) true and complete copies of the Governing Documents of the Borrower (including each exhibit and schedule thereto), certified as complete copies thereof by a Responsible Officer of the Borrower, which certification shall be in form and substance reasonably satisfactory to the Agent and Lenders; and

(D) certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing (1) the good standing of the Borrower in the jurisdiction of its organization, (2) the Borrower’s annual report filing with the Sectary of State of Illinois dated as of September 29, 2011 and (3) the Borrower’s qualification to do business in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person except in the case of Illinois and where the failure to so qualify would not have a Material Adverse Effect;

(v) a certificate of a Responsible Officer of the Borrower reasonably satisfactory in form and substance to the Agent and Lenders:

(A) stating that each of the representations and warranties made by the Borrower in or pursuant to the Financing Agreements are true and correct in all material respects on the Interim Funding Date, provided that (i) any representation or warranty qualified as to materiality shall be true and correct in all respects and (ii) any representation or warranty made solely with respect to a specified prior date shall be true and correct in all material respects (subject to clause (i) of this proviso) as of such specified date;

(B) stating that no Default or Event of Default has occurred and is continuing on the Interim Funding Date or would occur after giving effect to the funding of the Interim Loan;

(C) stating that there has not occurred since the Filing Date an event or circumstance that has resulted or could result in a Material Adverse Effect; and

(D) (1) attaching copies of all governmental and third party approvals necessary or advisable in connection with the Financing Agreements and the transactions contemplated thereby and the continuing operations of the Borrower and stating that such approvals have been obtained and be in full force and effect, all applicable waiting periods with respect thereto have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing Agreements and the transactions contemplated thereby and all applicable legal requirements with respect thereto have been complied with or (2) stating that no such approvals are so required.

(b) The Lenders shall be satisfied, in their sole discretion, with their review of:

(i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower prepared in accordance with GAAP for each of the three fiscal years prior to the Closing Date (the “Audited Financial Statements”);

(ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower prepared in accordance with general accounting standards for each fiscal month and quarter ending (A) after the last fiscal year covered by the Audited Financial Statements and (B) prior to 30 days prior to the Filing Date, setting forth in each case in comparative form from the figures for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”);

(iii) the initial Approved 13-Week Budget; and

(iv) the Approved Budget, which shall also have been annexed to the Interim Order.

(c) The Lenders shall have received evidence, in form and substance satisfactory to the Lenders, that the Agent has a perfected security interest in the Borrower’s assets, in its capacity as agent for the Lenders, as required pursuant to Section 5 of this Agreement, with only such exceptions as are acceptable to the Lenders in their discretion.

(d) All “first day” motions and related orders (including, without limitation, in respect of cash management) entered by the Bankruptcy Court in the Case shall be in form and substance reasonably satisfactory to the Lenders.

(e) Agent shall have received evidence of insurance required hereunder and under the other Financing Agreements, in form and substance satisfactory to the Lenders.

(f) The Interim Order shall have been entered by the Bankruptcy Court in the Case.

(g) The Agent and the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(h) The Agent’s receipt of the Agent Fee Letter, which shall be original, facsimile, or in “portable document format” by electronic mail (followed promptly by originals) unless otherwise specified, which shall be properly executed by a Responsible Officer of the Borrower and shall be in form and substance reasonably satisfactory to the Agent.

4.3 Conditions Precedent to Final Funding Date.

The agreement of each Lender to make a Final Loan requested to be made by it is subject to the satisfaction or waiver in writing by the Lenders of the following condition precedent:

(a) The Final Order shall have been entered by the Bankruptcy Court in the Case.

(b) The Lenders shall be satisfied, in their sole discretion, with the results of (i) legal, tax, accounting, environmental (including Phase I reviews and reliance letters addressed to the Lenders by the preparer of such Phase I reviews) and insurance due diligence on the Borrower, and (ii) other reviews, including regulatory and collateral reviews of, and relating to, the Borrower and the Financing Agreements.

SECTION 5.    GRANT AND PERFECTION OF SECURITY INTEREST; PRIORITY OF LIENS.

5.1 Grant of Security Interest. Pursuant to and as provided in the Orders, to secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the benefit of Lenders, subject to the Carve-Out, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders, as security, all tangible and intangible property of the Borrower, whether now owned or hereafter acquired or existing and wherever located, including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, ships, deposit accounts, commercial tort claims, securities accounts, goods, instruments, investment property, letter-of-credit rights, payment intangibles, documents, vehicles, Intellectual Property, securities, partnership or membership interests in limited liability companies and capital stock, including, without limitation, the products, proceeds and supporting obligations thereof (collectively, the “Collateral”).

5.2 Perfection and Priority of Security Interests.

(a) All Obligations shall at all times, subject to the Carve-Out:

(i) pursuant to section 364(c)(1) of the Bankruptcy Code and subject to the Wells 507(b) Claim as specifically provided for in the Wells Order, be entitled to a Superpriority Claim against the Borrower, with priority over any and all other claims against the Borrower, now existing or hereafter arising, of any kind whatsoever, including any and all administrative expenses or other claims of the kind specified in or arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, and shall at all times be senior to the rights of the Borrower, the Borrower’s estate and any successor trustee, estate representative or any creditor, in the Case or any subsequent cases or proceedings under the Bankruptcy Code;

(ii) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all Collateral that is not Second Priority DIP Collateral without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements; and

(iii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected lien in and on all Second Priority DIP Collateral, without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements, which such lien shall be second priority to a valid lien in existence on the Filing Date that was perfected and non-avoidable on the Filing Date or is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code but senior to any and all other liens presently existing or hereinafter granted on such Second Priority DIP Collateral.

(b) Each of the liens set forth in this Agreement shall be subordinate to the Carve-Out.

(c) Without limiting the generality of anything contained in this Section 5, the Borrowers shall execute and deliver to the Agent (for recordation or filing, as appropriate) such mortgages and pledges (and other security instruments), and authorize the filing of such financing statements, as shall be necessary (as reasonably determined by the Agent and the Lenders) to evidence and secure the Financing Agreements. The cost of such recordation and filing shall be set forth in the Approved Budget.

5.3 Further Actions.

Borrower shall take any other actions reasonably requested by Agent of the Lenders from time to time to cause the attachment, perfection and agreed priority of, and the ability of Agent to enforce, the security interest of Agent, for itself and for the benefit of the Lenders, in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing mortgages, financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral and (c) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.4 Additional Collateral Matters

(a) Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, Borrower shall, or Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Law Debenture Trust Company of New York, for itself and as agent for the lenders, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured parties.”

(b) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(c) Borrower does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower shall either (A) deliver to Prepetition Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained, (B) arrange for Prepetition Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent or (C) open such deposit account at, and subject to the control of, Prepetition Agent. The terms of this Section 5.4(c) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(d) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(e) In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower is uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (i) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (ii) arrange for Agent to become the registered owner of the securities.

(f) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (ii) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as Agent may specify either (A) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (B) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(g) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Agent thereof in writing. Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(h) Borrower does not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof have any commercial tort claims, Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2 hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(i) Borrower has no vehicles, trailers, chassis or other goods evidenced by certificates of title as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any certificate of title for goods, Borrower shall promptly notify Agent and shall deliver, or cause to be delivered, to Agent such certificate of title which contains a notation thereon that Agent is the sole secured party with respect thereto. Notwithstanding anything in this Agreement to the contrary, Borrower shall not be required to take any action with respect to perfecting Agent’s security interest in vehicles, trailers or chassis so long as Agent’s security interest is perfected by the Orders.

(j) Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States (including Puerto Rico) in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.

(k) Notwithstanding anything in this Section 5 to the contrary, Borrower shall not be required to deliver, endorse or grant control over any item of Collateral so long as such item of Collateral is Second Priority DIP Collateral and has been delivered or endorsed to, or is under the control of, the Person to whom a first priority lien on such Second Priority DIP Collateral has been granted.

SECTION 6.    COLLECTION AND ADMINISTRATION.

6.1 Cash Management.

Borrower shall establish and maintain blocked accounts or lockboxes and related blocked accounts and shall deposit and direct its account debtors to directly remit payments on all account receivables to such blocked accounts or lockboxes, each in accordance with the terms of the Prepetition Revolver.

6.2 Payments and Application of Proceeds.

(a) All Obligations shall be payable to the Agent Payment Account or such other place as Agent may designate from time to time.

(b) At any time after the occurrence and during the continuance of an Event of Default, Agent shall apply payments received or collected from the Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i) first, to the payment in full of all costs, fees, expenses and indemnities then due and payable to the Agent, including fees and expenses of attorneys, accountants, consultants, financial advisers and other advisers;

(ii) second, to the payment in full of all costs, fees, expenses and indemnities then due and payable to the Lenders, including fees and expenses of attorneys, accountants, consultants, financial advisers and other advisers;

(iii) third, to the payment in full of all interest then due and payable on the Loans and other Obligations under the Financing Agreements; and

(iv) fourth, to the payment in full of all of the principal of the Loans until paid in full.

(c) All references to the term “payment in full” as used herein as to any type or category of Obligations shall mean the payment of all of such type or category of Obligations in cash or other immediately available funds and shall include any amount within such category, whether principal, interest, fees, costs or expense or reimbursement for costs or expenses, charges or indemnities, in each case that would accrue but for the commencement of any case under the Bankruptcy Code and whether or not allowed or allowable in any such case under the Bankruptcy Code. In the event that after the receipt of any payment in respect of any type or category of Obligations (whether with the proceeds of Collateral or otherwise), Agent or any Lender is required to surrender or return such payment to any Person for any reason, the Obligations intended to be satisfied with such payment shall be reinstated and continue in full force and effect as if such payment had not been received.

(d) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Agent. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.2(d) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.2(d) shall survive the payment of the Obligations and the termination of this Agreement.

6.3 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. New York City time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower or when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

6.4 Use of Proceeds. Borrower shall use the proceeds of the Loans provided by Agent to Borrower hereunder only (i) for the ongoing working capital requirements of the Borrower, (ii) to pay reasonable fees and expenses associated with the this Agreement and the transactions contemplated herein and (iii) in accordance with the Approved Budget and the Approved 13-Week Budget. None of the proceeds of the Loans shall be used in connection with (x) the initiation or prosecution of any claims, causes of action, adversary proceeds or other litigation against the Agent, the Lenders or any of their respective agents, advisors, counsel or employees or (y) any purposes prohibited by the Bankruptcy Code. Nothing herein shall in any way prejudice or prevent the Agent or Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including, without limitation, any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest.

6.5 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) and each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly

6.6 Sharing of Payments, Etc. (a) Subject to the Carve-Out and the Orders and notwithstanding the provisions of section 362 of the Bankruptcy Code, Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.7 Settlement Procedures.

(a) Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. New York City time on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

(b) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.8 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity, and this sentence may not be amended or superseded without the consent of all Lenders. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3(b) hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.    COLLATERAL REPORTING AND COVENANTS.

7.1 Collateral Reporting.

(a) Borrower shall provide Agent and Lenders with the following documents in a form satisfactory to Agent and Required Lenders:

(i) on a regular basis as required by Agent and/or a Lender, schedules of sales made, credits issued and cash received; and

(ii) upon Agent’s or a Lender’s request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for inventory and equipment acquired by Borrower.

(b) Borrower shall provide Agent and Lenders with such reports as to the Collateral as Agent and/or a Lender shall request from time to time.

(c) If Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and Lenders and to follow Agent’s or Lenders’ instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants. (a) Borrower shall notify Agent and Lenders promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof and (ii) all material adverse information relating to the financial condition of any account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s and Required Lenders’ written consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time an Event of Default exists or has occurred and is continuing, Agent, after receiving instructions from Required Lenders, shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Agent and Lenders shall have the right at any time or times, in Agent’s or Lenders’ name or in the name of a nominee of Agent or a Lender, to verify the validity, amount or any other matter relating to any accounts receivable or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Motor Vehicle and Cargo Container Covenants. With respect to equipment consisting of motor vehicles and cargo containers: (a) Borrower shall at all times maintain equipment records reasonably satisfactory to Agent and Required Lenders, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of such equipment, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of such equipment at least once each year but at any time or times as Agent or a Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent and Required Lenders concerning such physical count; (c) Borrower shall not remove any such equipment from the locations set forth or permitted herein, without the prior written consent of Agent and Required Lenders, except (i) to the extent necessary to have such equipment repaired or maintained in the ordinary course of business, (ii) to move such equipment directly from one location set forth or permitted herein to another such location and (iii) for the movement of such equipment used by Borrower in the ordinary course of its business; (d) upon Agent’s or a Lender’s request, Borrower shall, at its expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent or a Lender may request on or after an Event of Default, deliver or cause to be delivered to Agent and Lenders written appraisals as to such equipment in form, scope and methodology acceptable to Agent and Required Lenders and by an appraiser acceptable to Agent and Required Lenders, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain such equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of such equipment or other Collateral constitutes farm products or the proceeds thereof; (g) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of such equipment; (h) Borrower shall keep such equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (i) Borrower shall not, without prior written notice to Agent and Lenders or the specific identification of such goods in a report with respect thereto provided by Borrower to Agent and Lenders, acquire or accept any goods on consignment or approval; (j) Borrower shall use such equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (k) such equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; and (l) such equipment is now and shall remain personal property and Borrower shall not permit any of such equipment to be or become a part of or affixed to real property.

7.4 Equipment and Real Property Covenants. With respect to the equipment (other than equipment consisting of motor vehicles and cargo containers) and Real Property: (a) upon Agent’s or a Lender’s request, Borrower shall, at their expense, no more than two (2) times in any twelve (12) month period, but at any time or times as Agent or a Lender may request on or after an Event of Default, deliver or cause to be delivered to Agent and Lenders written appraisals as to such equipment and/or the Real Property in form, scope and methodology acceptable to Agent and Lenders and by an appraiser acceptable to Agent and Required Lenders, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) Borrower shall keep such equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use such equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) such equipment is and shall be used in the business of Borrower and not for personal, family, household or farming use; (e) Borrower shall not remove any such equipment from the locations set forth or permitted herein, except (i) to the extent necessary to have any such equipment repaired or maintained in the ordinary course of its business and (ii) to move any such equipment directly from one location set forth or permitted herein to another such location; (f) such equipment is now and shall remain personal property and Borrower shall not permit any of such equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of such equipment and the Real Property.

7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s, or Agent’s name, after receiving instructions from Required Lenders, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on accounts receivable or other Collateral, (ii) enforce payment of accounts receivable by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any accounts receivable or other Collateral, (iv) sell or assign any accounts receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an account receivable, (vi) discharge and release any account receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any account receivable or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of accounts receivable or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, after receiving instructions from Required Lenders, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of accounts receivable or constituting Collateral or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of accounts receivable or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s name upon any items of payment in respect of accounts receivable or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear inventory the purchase of which was financed with through U.S. Customs or foreign export control authorities in Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) execute and deliver in Borrower’s name, Agent’s name or the name of Agent’s designee, to any Department of Motor Vehicles or other Governmental Authority powers of attorney in Borrower’s name, and to complete in Borrower’s or Agent’s name, any application or other document or instrument required, in each case, in order to have the lien and security interest of Agent with respect to any titled goods noted on any certificate of title with respect to such titled goods, and (vii) sign Borrower’s name on any verification of accounts receivable and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof; provided, however, that Agent agrees that it shall not take any of the foregoing actions with respect to any Collateral that is Second Priority DIP Collateral and has been delivered or endorsed to, or is under the control of, the Person to whom such the first priority lien on such Second Priority DIP Collateral has been granted. Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Borrower, (a) cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent or a Lender, at the cost and expense of Borrower, (a) Agent or Lenders or their designee shall have complete access to all of Borrower’s premises at any time and without notice to Borrower, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to Agent and Lenders such copies of such books and records or extracts therefrom as Agent or Lenders may request, and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of accounts receivable and realization of other Collateral.

7.8 Vessel and Barge Covenants. The Vessels shall remain duly documented in the name of Borrower under the laws of the United States with the appropriate office of the United States Coast Guard at the National Vessel Documentation Center in Falling Waters, West Virginia. Borrower will not cause or permit any Vessel or Barge to be operated in any manner contrary to applicable law or regulation, or in any manner not permitted by the Financing Agreements or by any insurances required thereby and hereby, will not engage in any unlawful trade, violate any law or carry any cargo that will expose any Vessel or Barge to penalty, forfeiture or capture and will not do, or suffer or permit to be done, anything which can or may injuriously affect the documentation of such Vessel or Barge under the laws and regulations of the United States of America. Borrower shall keep the operation of each Vessel and Barge within the permitted navigational limits set forth in the trading warranties of the policies of insurance covering the Vessels and Barges and in any case will not operate the Vessels or Barges, or permit any Vessel or Barge to be operated, in any area where such insurance would not be fully applicable and enforceable with respect to such Vessel or Barge and its operation. If a libel is filed against any Vessel or Barge or if it shall be arrested, attached, levied upon or taken into custody by virtue of any proceeding in any court or tribunal or by any government or other authority, Borrower shall promptly notify Agent and Lenders thereof by telecopier, confirmed by overnight letter addressed to Agent and Lenders and delivered to Agent and Lenders by an internationally recognized courier service, and within three (3) days after any such libel, levy, attachment or taking into custody will cause such Vessel or Barge to be released and will promptly notify Agent and

Lenders of such release in the manner aforesaid. Borrower may not change the flag or documentation of any Vessel or Barge. Borrower will at all times and without cost or expense to the Agent or Lenders cause to be maintained and preserved the Barges in good running order and repair, so that the Vessels and Barges shall be tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in every respect seaworthy and in good order and operating condition, ordinary wear and tear excepted. Borrower will comply with and cause the Vessels and Barges to comply with all applicable United States Coast Guard Regulations. Borrower shall cause the Vessels and Barges to be drydocked, cleaned and painted whenever required by good commercial marine maintenance practice and the requirements of any insurance policy or entries respecting the Vessels and Barges. All maintenance and repairs will be made in a good and workmanlike manner by persons of appropriate skill and experience whose work will not adversely affect the service life or marketability of any Vessel or Barge. All repairs, parts, mechanisms, devices, replacements, improvements, changes, additions and alterations to any Vessel or Barge shall immediately and without further act, become part of such Vessel or Barge and subject to this Agreement and the other Financing Agreements. Borrower shall promptly furnish to Agent and Lenders copies of each damage survey with respect to damage to any Vessel or Barge where the survey does not specifically quantify the cost of total damages or where the survey states total damage in excess of $100,000.00. Borrower will not make, or permit to be made, any change in the structure or type of any Vessel or Barge or in its rig the could reasonably be expected to materially diminish the market value of such Vessel or Barge or that could materially and adversely affect the rights of the Agent and Lenders under the Financing Agreements. Borrower shall furnish to Agent and Lenders annually and not less than fifteen (15) days prior to the renewal or replacement of each policy or entry thereafter, a report and an original signed certificate of insurance by a nationally recognized first-class marine insurance broker acceptable to Agent and Required Lenders, describing in reasonable detail the insurance then carried and maintained on and with respect to the Vessels and Barges, which shall be in form and substance reasonably acceptable to Agent and Required Lenders.

SECTION 8.    REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans:

8.1 Corporate Existence, Power and Authority. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, and (b) have been duly authorized and, subject to the entry of the Orders and the terms thereof, (i) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other Governing Documents, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (ii) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower. This Agreement and the other Financing Agreements to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

(c) The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the Filing Date.

8.4 Perfected Liens; Title to Properties. Upon the entry of the Interim Order, the security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral with the priorities set forth in Section 5.2 hereof. Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof. Schedules 8.4A to the Information Certificate lists all vehicles, trailers, chassis and other titled goods of Borrower as of the date hereof, together with the make, model and serial number thereof and the state and number of the certificate of title (if any) with respect thereto.

8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all Tax returns, reports and declarations which are required to be filed by it. All information in such Tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all Taxes due and payable or claimed due and payable in any assessment received by it, except Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other Taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except for the Case and as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending or threatened against or affecting Borrower or its assets or business and (b) there is no action, suit, proceeding or claim by any Person pending or threatened against Borrower or its assets or goodwill that (i) is against or affecting any transactions contemplated by this Agreement or (ii) which if adversely determined against Borrower has or could have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws; No Consents.

(a) Borrower is not in default in any respect under, or in violation in any respect of the terms of, any Postpetition agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) Subject to the entry and terms of the Orders, Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

(c) Subject to the entry and terms of the Orders, all governmental and third party approvals necessary or advisable in connection with the Financing Agreements and the transactions contemplated thereby and the continuing operations of the Borrower shall have been obtained and be in full force and effect, all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing Agreements and the transactions contemplated thereby and all applicable legal requirements shall have been complied with.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower comply in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower and any Subsidiary of Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrower has all Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of

ERISA); (iv) Borrower and its ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower and its ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.4(c).

8.11 Intellectual Property. Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State (including Puerto Rico) thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization.

(a) Borrower does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership.

(b) The issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or, to best of Borrower’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of Borrower’s knowledge, threatened against Borrower.

8.14 Material Contracts. Schedule 8.14 to the Information Certificate sets forth all Material Contracts to which Borrower is a party or is bound as of the date hereof. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower is not in breach or in default in any material respect of or under any Postpetition Material Contract and has not received any notice of the intention of any other party thereto to terminate any Postpetition Material Contract.

8.15 Payable Practices. Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.16 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect after the Filing Date, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.17 Use of Proceeds. The proceeds of the Loans provided by Agent to Borrower hereunder have only been used (a) for the ongoing working capital requirements of the Borrower and (b) to pay reasonable fees and expenses associated with the this Agreement and the transactions contemplated herein. None of the proceeds of the Loans have been used in connection with the initiation or prosecution of any claims causes of action, adversary proceeds or other litigation against the Agent or the Lenders.

8.18 Status of Obligations. The Obligations are, pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to a Superpriority Claim against the Borrower, with priority over any and all other claims against the Borrower, now existing or hereafter arising, of any kind whatsoever.

8.19 AML Laws. (a) Neither Borrower nor its Affiliates are in violation of any applicable law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA PATRIOT Act”).

(b) Neither Borrower nor its Affiliates nor any broker or other agent of Borrower acting or benefiting in any capacity in connection with the Loans, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) regulation;

(ii) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation;

(iii) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(iv) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c) Neither Borrower nor any broker or other agent of Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders as provided for in this Agreement and the Financing Agreements and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS.

9.1 Maintenance of Existence.

(a) Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted.

(b) Borrower shall not change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.

(c) Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

9.2 Location of Books and Records. Borrower shall maintain all of its books and records constituting Collateral at 10405 New Berlin Road East, Jacksonville, Florida 32226.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower shall at all times comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority and, except to the extent that the Borrower is exempt from such compliance or observance, or is prohibited from complying or observing under the Bankruptcy Code.

(b) Borrower shall give written notice to Agent immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Borrower shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower will timely pay or cause to be paid all Taxes due and payable by it, except for Taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to adequate reserves are set aside on its books. Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Maintenance of Property; Insurance.

(a) Borrower shall keep all property useful and necessary in its business in good repair, working order and condition (normal wear and tear excepted), and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof consistent with industry practices.

(b) Borrower shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent and Required Lenders as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent and any Lender shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent and Lenders of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance (except to the extent that such insured Collateral is Second Priority DIP Collateral). Borrower shall cause Agent to be named as a loss payee (as its interests may appear) and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent and Required Lenders. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower of any of its Affiliates; provided, that Agent’s right to receive such proceeds shall be subordinated to the holders of a valid lien in existence on the Filing Date that was perfected and non-avoidable on the Filing Date or is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code to the extent that such insured Collateral is Second Priority DIP Collateral. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent and Required Lenders may determine.

9.6 Financial Statements and Other Information.

(a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower in accordance with GAAP and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired. Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent and any Lender shall reasonably request relating to the Collateral and the assets, business and operations of Borrower, and Borrower shall notify the auditors and accountants of Borrower that Agent and Lenders are authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent and Lenders, the following: (i) within thirty (30) days after the end of each fiscal month, a list and description of all investments in cash and Cash Equivalents, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent and Required Lenders, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower as of the end of and for the fiscal year then ended.

(b) Borrower shall promptly notify Agent and Lenders in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $100,000 or which if adversely determined would result in a Material Adverse Effect, (ii) any Postpetition Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $100,000 shall have been entered against Borrower any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower, (v) the occurrence of any ERISA Event and (vi) the occurrence of any Default or Event of Default.

(c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent and Lenders copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrower shall furnish or cause to be furnished to Agent and Lenders such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent and any Lender may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority, or to any Lender or Participant or prospective Lender or Participant, or any Affiliate of any Lender or Participant. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent and Lenders, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by party to Agent or such Lender in writing.

(e) Without limiting the rights of Agent under any provision of this Agreement, as soon as available, but in any event not later than fifteen (15) Business Days after the end of each fiscal quarter, Borrower shall deliver to Agent and Lenders, in form and substance satisfactory to Agent and Required Lenders, certified by the chief financial officer of Borrower (in his capacity as such and not individually) on behalf of Borrower as true and correct, a statement confirming that all tariffs, road use taxes, other taxes payable by Borrower and all license and permit fees accrued or payable in the immediately preceding fiscal quarter have been paid in full.

(f) Borrower shall furnish to Agent and Lenders promptly, and in any event within five (5) days after the same is available, copies of all pleading, motions, applications, judicial information, financial information and other documents filed by or on behalf of Borrower with the Bankruptcy Court in the Case, or distributed by or on behalf of Borrower to any official committee appointed in the Case.

(g) Approved 13-Week Budget. Borrower shall furnish to the Agent and the Lenders, (i) in the case of the initial Approved 13-Week Budget, a budget substantially in the form of Exhibit G hereto, approved by the Required Lenders and (ii) thereafter, on the first Business Day of each calendar month, a proposed Approved 13-Week Budget (the “Proposed 13-Week Budget”) for the thirteen-week period commencing 14 days after the date such Proposed 13-Week Budget is delivered, which Proposed 13-Week Budget shall become the Approved 13-Week Budget for such thirteen-week period, if approved by the Required Lenders, in their sole discretion exercised in good faith, no later than three (3) Business Days following delivery of such Proposed 13-Week Budget (and if not so approved, the Required Lenders shall indicate their objections to the Proposed 13-Week Budget in connection with their failure to approve the Proposed 13-Week Budget, and the Borrower shall deliver a revised Proposed 13-Week Budget that shall be subject to the approval or disapproval of the Required Lenders, in their sole discretion exercised in good faith, within three (3) Business Days following receipt thereof).

(h) Variance Reports.

(i) Weekly 13-Week Budget Variance Report. Borrower shall furnish to the Agent and Lenders no later than the second Business Day of each week, a 13-Week Budget Variance Report for the prior week. Each such report shall include explanations for all material variances from the Approved 13-Week Budget and shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.

(ii) Monthly Budget Variance Report. Borrower shall furnish to the Agent and Lenders no later than the second Business Day of each month, an Budget Variance Report for the month just ended.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise Dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of inventory in the ordinary course of business or dispositions constituting the sale, transfer and disposition of notes or accounts receivable in connection with the compromise, settlement or collection thereof,

(ii) dispositions of property or assets resulting from any casualty, condemnation or other damage to such property or asset of Borrower to the extent such property is adequately insured,

(iii) the sale or other disposition of equipment (including worn-out or obsolete equipment or equipment no longer used or useful in the business of Borrower) so long as such sales or other dispositions do not involve equipment having an aggregate fair market value in excess of $100,000 for all such equipment disposed of in any fiscal year of Borrower or as Agent may otherwise agree,

(iv) issuance and sale by Borrower of Capital Stock of Borrower after the date hereof; provided, that, (A) Agent and Lenders shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the Net Cash Proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Agent and Lenders or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) all of the Net Cash Proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 2.2(a) and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and

(v) the issuance of Capital Stock of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(c) wind up, liquidate or dissolve;

(d) agree to do any of the foregoing.

9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Lenders;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent: (i) such liens secure Indebtedness which is not overdue, (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books or (iii) for amounts as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) pledges and deposits of cash by Borrower after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower as of the date hereof;

(f) pledges and deposits of cash by Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(g) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower and the precautionary UCC financing statement filings in respect thereof;

(h) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such liens is in effect;

(i) liens existing on the Filing Date; and

(j) liens created pursuant to the Interim Order or the Final Order.

9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) the Existing Indebtedness;

(c) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; and

(d) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower in the ordinary course of business against insufficient funds; provided, however, that such Indebtedness is extinguished within first (5) Business Days of incurrence or (ii) netting services and otherwise in connection with deposit accounts.

9.10 Loans, Investments, Acquisitions, Etc. Borrower shall not directly or indirectly, make any loans or advance money or property to any Person, or Guarantee any obligation of any Person, or invest in (by capital contribution, dividend or otherwise) or purchase, repurchase or otherwise acquire the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, make or maintain any investments in cash or Cash Equivalents or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $50,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(d) stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower as Agent may request;

(e) obligations of account debtors to Borrower arising from account receivables which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed to the order of Agent by Borrower and promptly delivered to Agent as so endorsed;

(f) the loans and advances existing as of the Filing Date, set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, (i) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrower shall furnish to Agent all notices or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur).

9.12 Transactions with Affiliates.

Borrower shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.

9.13 Subsidiaries.

Borrower shall not create or acquire any direct or indirect Subsidiaries and shall not engage in any joint venture or partnership.

9.14 Compliance with ERISA.

Borrower shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.15 End of Fiscal Years; Fiscal Quarters. Borrower shall, for financial reporting purposes, cause its (a) fiscal year to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 of each year.

9.16 Change in Business. Borrower shall not engage in any business other than the business of Borrower on the Filing Date and any business reasonably related, ancillary or complimentary to the business in which Borrower was engaged on the Filing Date.

9.17 Variation Covenants.

(a) Borrower (i) shall not make disbursements in a manner that is materially inconsistent with the Approved 13-Week Budget or the Approved Budget and (ii) without limiting the forgoing, Borrower shall not make aggregate cash disbursements in excess of one-hundred and ten percent (110%) of the aggregate disbursements budgeted in the (A) Approved 13-Week Budget during the effectiveness of such Approved 13-Week Budget or (B) the Approved Budget during the effectiveness of such Approved Budget.

(b) The Borrower shall not permit Cash Flow, as of any date of determination, to be less than (i) the aggregate amount budgeted therefor in the Approved Budget delivered as of the Closing Date, minus (ii) $1,000,000.

9.18 License Agreements.

(a) Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.18(b) below, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower; provided, that, Borrower (as the case may be) shall give Agent and Lenders not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent and Lenders prompt written notice of any material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent and Lenders prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower and concurrently with the sending thereof in the case of a notice from Borrower ) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent and Lenders, promptly upon the request of Agent or a Lender, such information and evidence as Agent or a Lender may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Borrower will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent and Lenders or give Agent and Lenders prior written notice that Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower to extend or renew any material License Agreement to which it is a party, Agent and Lenders shall have, and are hereby granted, the irrevocable right and authority, at their option, to renew or extend the term of such material License Agreement, whether in their own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower, as Agent and Required Lenders shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent and Lenders may, but shall not be required to, perform any or all of such obligations of Borrower under any of the

License Agreements, including, but not limited to, the payment of any or all sums due from Borrower thereunder. Any sums so paid by Agent or Lenders shall constitute part of the Obligations.

9.19 After Acquired Real Property. If Borrower hereafter acquires any Real Property or fixtures, then if such Real Property or fixtures at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $250,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of Borrower, promptly upon Agent’s or Required Lenders’ request, Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent or Required Lenders may determine, in form and substance satisfactory to Agent and Required Lenders, granting to Agent a first and only lien and mortgage on and security interest in such Real Property or fixtures (except as Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent or Required Lenders may require in connection therewith.

9.20 Subordination. Borrower shall cause all indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment to the Obligations pursuant to a subordination agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by Borrower and each such Affiliate.

9.21 Costs and Expenses. Borrower shall pay to Agent or, as the case may be, to any Lender, on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements, waivers or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Agent’s customary charges and fees with respect thereto; (c) costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (e) all out-of-pocket expenses and costs upon presentation of invoices by Agent, heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the then standard rate for Agent’s field examiners in the field and office (which rate as of the date hereof is of $800 per person per day); (f) the fees and disbursements of counsel (including legal assistants) to Agent or any Lender in connection with any of the foregoing; (g) costs and expenses of financial advisers and other advisers to Agent and the Lenders; and (h) expenses incurred in connection with due diligence prior to the Filing Date and travel, courier, reproduction, printing and delivery expenses.

9.22 Further Assurances. At the request of Agent or a Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements; provided, that Borrower shall not be required to deliver, endorse or grant control over any item of Collateral so long as such item of Collateral is Second Priority DIP Collateral and has been delivered or endorsed to, or is under the control of, the Person to whom a first priority lien on such Second Priority DIP Collateral has been granted. Agent or Lenders may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Agent or Lenders, Agent and Lenders may, at Agent’s and Lenders’ option, cease to make any further Loans until Agent and Lenders have received such certificate and, in addition, Agent and Lenders have determined that such conditions are satisfied.

9.23 Modification of Material Documents. The Borrower shall not amend, restate or otherwise modify (i) its Governing Documents, (ii) any Financing Agreement or (iii) any Material Contract without the prior written consent of the Required Lenders.

9.24 Accounting Policies. The Borrower shall not change its accounting policies without the prior written consent of the Required Lenders; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Required Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

9.25 Additional Bankruptcy Matters.

(a) Extension of Exclusivity Periods. Borrower shall not file any motion or application with the Bankruptcy Court seeking to extend the exclusivity periods set forth in section 1121 of the Bankruptcy Code for any reason without the prior written consent of the Required Lenders.

(b) Bankruptcy Court Orders. The Borrower shall cause:

(i) the Interim Order and the Final Order, and all motions relating thereto, to be in form and substance satisfactory to the Lenders and Agent;

(ii) the Interim Order to be entered by the Bankruptcy Court no later than three (3) Business Days after the Filing Date and the Final Order to be entered by the Bankruptcy Court no later than thirty (30) calendar days after the Filing Date;

(iii) the Orders to include, without limitation, provisions (A) modifying the automatic stay to permit the creation and perfection of the Agent’s liens on the Collateral, (B) providing for the automatic vacation of such stay to permit the enforcement of the Agent’s and Lenders’ remedies under the Financing Agreements, including, without limitation, the enforcement, upon five (5) days’ prior written notice, of such remedies against the Collateral, requiring the Borrower’s best efforts (subject to applicable law) to sell the Collateral if requested by the Agent and directing that the Agent and its representatives be granted access to all locations during the continuance of an Event of Default in support of the enforcement and exercise of such remedies, (C) upon entry of the Final Order, prohibiting the assertion of claims arising under section 506(c) of the Bankruptcy Code against the Agent or any Lender or, except as expressly permitted therein, the commencement of other actions adverse to the Agent or any Lender or their respective rights and remedies under the Financing Agreements, the Interim Order, the Final Order, or any other order, (D) prohibiting the incurrence of Indebtedness, other than as permitted under the Financing Agreements, with priority equal to or greater than the priority of the Obligations, (E) prohibiting any granting or imposition of liens, other than as permitted under the Financing Agreements, and (F) authorizing and approving the Financing Agreements and the transactions contemplated thereby, including, without limitation, the granting and perfection without the need for filing of the super-priority status, security interests and liens set forth in Section 5 of this Agreement, the payment of all fees set forth in the Financing Agreements and approving adequate protection in form and substance satisfactory to the Lenders; and

(iv) the Final Order shall provide that, upon the entry thereof, (A) the Agent, the Lenders and all of their respective counsel, advisors and consultants shall be entitled to the benefit of a “good faith” finding pursuant to section 364(e) of the Bankruptcy Code and (B) the Agent and the Lenders reserve the right to credit bid (pursuant to section 364(k) of the Bankruptcy Code and/or applicable law) the Obligations under the Financing Agreements, in whole or in part, in connection with any sale or Disposition of assets of the Borrower in the Case.

(c) Confirmation Order. The Borrower shall use its best efforts to cause the confirmation order for the plan of reorganization entered by the Bankruptcy Court with respect to the Case to be effective immediate upon entrance thereof without any stay period.

9.26 Certain Milestones.

The Borrower shall perform each of the following actions with respect to the Case:

(a) file a plan of reorganization and disclosure statement with the Bankruptcy Court that are reasonably acceptable in form and substance to the Lenders by the 45th day after the Filing Date; provided, that any plan that provides for paying off the Obligations in full in cash upon consummation of the plan shall be deemed to be reasonably satisfactory to Agent and the Lenders;

(b) have a disclosure hearing with respect to such disclosure statement by the 85th day after the Filing Date;

(c) obtain an order from the Bankruptcy Court confirming such plan of reorganization by the 135th day following such Filing Date; and

(d) consummate such plan of reorganization by the 15th day after the date on which such order confirming such plan of reorganization is entered by the Bankruptcy Court in the Case.

9.27 Prepayments of Prepetition Obligations.

Except as otherwise allowed pursuant to the First Day Orders or the Orders, the Borrower shall not (a) make any payment or prepayment or redemption or acquisition for value (including by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of any Prepetition obligations, (b) pay any interest on any Prepetition obligation (whether in cash, in kind securities or otherwise), or (c) except as provided in any order of the Bankruptcy Court (other than the Orders) and approved by the Required Lenders, make any payment or create or permit any lien pursuant to section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection); provided that Borrower may make payments (i) permitted by the Orders and (ii) to such other claimants and in such amounts as may be consented to be the Required Lenders and approved by the Bankruptcy Court.

9.28 Postpetition Obligations.

Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Postpetition obligations of whatever nature, except (i) where such payment, discharge or satisfaction is prohibited by the Bankruptcy Code, the Bankruptcy Rules or an order of the Bankruptcy Court, or by this Agreement, the Approved Budget or the Approved 13-Week Budget, or (b) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

9.29 Chief Restructuring Officer.

Borrower shall not appoint any chief restructuring officer (“CRO”) unless the identity of such CRO, the scope of such CRO’s duties and the terms and conditions of such CRO’s engagement shall be acceptable in form and substance to the Required Lenders. Borrower shall obtain the prior written consent of the Required Lenders to the matters set forth in the immediately preceding sentence prior to the filing of any motion or application to the Bankruptcy Court to retain a CRO.

9.30 Post-Closing Covenant.

Within sixty (60) days after the Closing Date (subject to extension by Required Lenders in their sole discretion), Borrower shall deliver to Agent loss payee endorsements with respect to insurance required hereunder and under the other Financing Agreements, in form and substance satisfactory to the Required Lenders, and, if applicable, certificates of insurance policies and/or endorsements naming Agent as loss payee or additional insured.

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES.

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) Borrower fails to pay any of the Obligations when due; or (ii) Borrower fails to perform any of the covenants contained in Section 7 or Section 9 (other than Sections 9.3, 9.4, 9.14, or 9.16); or (iii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower of any such covenant;

(b) any representation, warranty or statement of fact made by Borrower to Agent or Lenders in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) the Borrower revokes or terminates, or purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) (i) any judgments which are in excess of $250,000 in any one case or in excess of $500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment and which arose Postpetition) shall be rendered against the Borrower and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants) (ii) any judgment rendered against the Borrower other than for the payment of money (which judgment arose Postpetition and is not stayed) or (iii) any attachment, garnishment or execution is rendered against Borrower or any of the Collateral having a value in excess of $250,000 (which judgment arose Postpetition and is not stayed);

(e) Borrower dissolves or suspends or discontinues doing business;

(f) any default in respect of any Postpetition Indebtedness of Borrower (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $250,000, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or any default by Borrower under any Postpetition Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(g) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected security interest in any of the Collateral purported to be subject thereto with the priority described in Section 5.2(a) hereof;

(h) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $250,000;

(i) any Change of Control;

(j) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Borrower as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $250,000 or (ii) any other property of Borrower which is necessary or material to the conduct of its business;

(k) any event shall occur as a result of which (i) contingent liabilities are incurred by Borrower in excess of $250,000 which would be required to be reflected in the footnotes to a balance sheet prepared in accordance with GAAP, (ii) operations are suspended or terminated for thirty (30) days or more at any facility of Borrower, (iii) any law, regulation, order, judgment or decree of any Governmental Authority shall exist, or any action, suit, investigation, litigation or proceeding shall be pending or threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in the loss of the ability to conduct any portion of the business that accounted for more than ten (10%) of the revenues of Borrower in the immediately preceding fiscal year, or (iv) the loss, suspension, revocation or failure to renew any Permit or License now held or hereafter acquired by Borrower required in connection with the conduct by Borrower of its business as conducted on the date hereof;

(l) there shall be an event of default under any of the other Financing Agreements; or

(m) Certain Bankruptcy Events.

(i) Dismissal or Conversion of Case. the Case shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or Borrower shall file a motion or other pleading seeking the dismissal of the Case under section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the

Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in the Case; the Board of Directors of the Borrower shall authorize a liquidation of Borrower’s business; or an application shall be filed by Borrower for the approval of any other Superpriority Claim (other than the Carve-Out) in the Case which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrower under the Financing Agreements, or there shall arise or be granted any such pari passu or senior Superpriority Claim;

(ii) Relief from Automatic Stay. the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower which have a value in excess of $250,000 in the aggregate;

(iii) Orders. (A) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five (5) days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrower shall apply for authority to do so, without the prior written consent of the Required Lenders, (B) the Interim Order or Final Order shall cease to create a valid and perfected lien or to be in full force and effect or (C) the Borrower shall fail to comply with the Orders; or

(iv) Prepetition Payments. except as permitted by the Orders or as otherwise agreed to by the Required Lenders, the Borrower shall make any Prepetition Payment other than any Prepetition Payment (A) in respect of accrued payroll and related expenses as of Filing Date or (B) authorized by the Bankruptcy Court in accordance with the First Day Orders or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) the Required Lenders;

(v) Invalid Plan. a plan shall be filed in the Case (A) that does not provide for payment in full in cash of the Obligations under the Financing Agreements on the effective date of such plan of reorganization or liquidation or (B) under which the treatment of the claims of the Agent and the Lenders has not been approved by the Agent and Lenders or the Borrower shall seek support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

(vi) Material Impairment. the Borrower shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Agent or Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower and without further order of or application to the Bankruptcy Court, except as such notice or consent is expressly provided for hereunder or required by applicable law; provided, however, that prior to enforcing any liens or other remedies with respect to the Collateral, Agent or Lenders shall provide to Borrower (with copies to any official committee and the U.S. Trustee) five (5) Business Days prior written notice; provided further, however, that, upon receipt of any such notice, Borrower may only make distributions in the ordinary course of business and with respect to the Carve-Out, but may not make any other disbursements; provided further, however, that, in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders and (ii) terminate the Commitments and this Agreement and the other Financing Agreements.

(c) Notwithstanding anything to the contrary contained herein, except as the Required Lenders may otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such Enforcement Actions reasonably requested by Required Lenders within ninety (90) days after the date of the receipt by Agent of written notice from Required Lenders requesting that Agent demand payment of the Obligations and commence Enforcement Actions and notifying Agent of an Event of Default described in Section 10.1(a)(i); provided, that, in each case, (i) such Event of Default has not been waived or cured and is otherwise continuing, (ii) in the good faith determination of Agent, taking the Enforcement Action specified is permitted under the terms of this Agreement and any applicable law, including, but not limited to, any bankruptcy or insolvency laws, (iii) the taking the Enforcement Action specified shall not result in any liability of Agent or Lenders to Borrower or any other person, (iv) Agent shall be entitled to all of the benefits of Section 12 hereof and any other applicable provisions of the Financing Agreements, (v) Agent shall not be required to take an Enforcement Action so long as within the ninety (90) day period provided above, Agent shall, at its option, either (A) appoint a Lender as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action, subject to the terms hereof or (B) resign as Agent and a Lender shall automatically be deemed to be the successor Agent hereunder for purposes hereof.

(d) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion and upon the direction of the Required Lenders, Agent shall (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require Borrower, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent,

(iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(e) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall enforce the rights of Borrower against any account debtor, secondary obligor or other obligor in respect of any of the accounts receivable. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the accounts receivable have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of the accounts receivable directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all accounts receivable or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any accounts receivable or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the accounts receivable and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any accounts receivable as Agent may require. In the event any account debtor returns inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned inventory in trust for Agent, segregate all returned inventory from all of its other property, dispose of the returned inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(f) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(g) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(h) At any time an Event of Default exists or has occurred and is continuing, Agent, after receiving instructions from Required Lenders, may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(i) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default, at the direction of the Required Lenders, Agent and Lenders shall, without notice, (i) refuse to make a Loan and/or (ii) terminate any provision of this Agreement providing for any future Loans to be made by Agent and Lenders to Borrower.

(j) In addition, the automatic stay provided in section 362 of the Bankruptcy Code shall, as provided in the Interim Order or the Final Order, as the case may be, be deemed automatically vacated without further action or order of the Bankruptcy Court and the Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies with respect to the Collateral (including rights and remedies under the UCC). In addition to the remedies set forth above, the Agent may exercise any other remedies provided for by the Financing Agreements and the Orders in accordance with the terms hereof and thereof or any other remedies provided by applicable law.

SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW.

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS (EXCEPT AS OTHERWISE PROVIDED THEREIN) AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAW OR OTHER RULE OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) BORROWER, AGENT AND LENDERS IRREVOCABLY CONSENT AND SUBMIT TO THE TO THE EXCLUSIVE GENERAL JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN

NEW YORK COUNTY, NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND AGREE THAT ANY DISPUTE WITH RESPECT TO ANY SUCH MATTERS SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE (EXCEPT THAT AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ANY OBLIGOR OR ITS OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST BORROWER OR ANY OBLIGOR OR ITS OR THEIR PROPERTY).

(c) BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO ITS ADDRESS SET FORTH HEREIN AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT AGENT’S OPTION, BY SERVICE UPON BORROWER IN ANY OTHER MANNER PROVIDED UNDER THE RULES OF ANY SUCH COURTS. WITHIN THIRTY (30) DAYS AFTER SUCH SERVICE, BORROWER SHALL APPEAR IN ANSWER TO SUCH PROCESS, FAILING WHICH BORROWER SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY AGENT AGAINST BORROWER FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED.

(d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) AGENT AND LENDERS SHALL NOT HAVE ANY LIABILITY TO BORROWER (WHETHER IN TORT, CONTRACT, EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NON-APPEALABLE JUDGMENT OR COURT ORDER BINDING ON AGENT AND SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN ANY SUCH LITIGATION, AGENT AND LENDERS SHALL BE ENTITLED TO THE BENEFIT OF THE REBUTTABLE PRESUMPTION THAT IT ACTED IN GOOD FAITH AND WITH THE EXERCISE OF ORDINARY CARE IN THE PERFORMANCE BY IT OF THE TERMS OF THIS AGREEMENT. BORROWER: (I) CERTIFIES THAT NEITHER AGENT, ANY LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY ACTING FOR OR ON BEHALF OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT AND LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF THE WAIVERS PROVIDED FOR IN THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS AND (II) ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS, AGENT AND LENDERS ARE RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.1.

11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly provided hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.9(b) hereof), without the consent of Agent and all of the Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of the Lenders,

(v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, without the consent of Agent and all of the Lenders,

(vi) amend, modify or waive any terms of this Section 11.3, without the consent of Agent and all of the Lenders,

(vii) amend, modify or waive the Superpriority Claim status of the Obligations or release or subordinate all or substantially all of the liens or Collateral granted to the Agent and the Lenders under any Financing Agreement or under the Orders without the consent of the Agent and all of the Lenders, or

(viii) amend, modify or waive the terms of Sections 6.2, 6.5 or 6.6 hereof without the consent of all of the Lenders directly affected thereby.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section 11.3.

11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrower shall indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless on an after-tax basis from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses, including local counsel, if any) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any actual or proposed use of the proceeds of the Loans or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.    THE AGENT.

12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Law Debenture Trust Company of New York to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall promptly apply any amounts received from or on behalf of Borrower, or as proceeds of any Collateral, as set forth herein, (b) shall promptly following the request of any Lender, deliver to such Lender copies of any report, notice, request or other document in any form received from Borrower pursuant to any Financing Agreement, (c) shall promptly notify Lenders if Agent becomes aware of the non-payment of any principal, interest or fee payable to any Lender under any Financing Agreement, (d) shall otherwise have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (e) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder; and (f) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may consult with legal counsel (who may be counsel for Borrower, Lenders or otherwise), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants, experts or professionals. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default. (a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.6) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.

(b) Except with the prior written consent of Agent, acting at the instruction of the Required Lenders, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans or other Obligations, as against Borrower or any of the Collateral or other property of Borrower.

12.4 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.5 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders or which is deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower that may come into the possession of Agent.

12.6 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.4 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.7 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.8 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report prepared or received by Agent (each field audit or examination report being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrower received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrower’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.9 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii) shall not exceed the aggregate amount equal to ten (10%) percent of the aggregate Commitments as of the Closing Date or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Loans and shall be payable on demand. Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.8, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, then such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. New York City time on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Financing Agreements or any Order, including any intercreditor agreement, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or the Orders or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.10 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.11 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.12 Limited Effect. The provisions of this Section 12 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other party shall have rights as a third-party beneficiary of any of such provisions.

SECTION 13.    TERM OF AGREEMENT; MISCELLANEOUS.

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force until the Maturity Date, unless terminated sooner pursuant to the terms hereof. Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent shall, at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, New York City time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other Person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent, counsel to Borrower and counsel to Lenders and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices.

All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	Trailer Bridge, Inc. 10405 New Berlin Road East Jacksonville, FL 32226 Attention: William G. Gotimer, Jr. Telephone No.: (904) 751-7100 Telecopy No.: (904) 751-7744

with a copy to:	Trailer Bridge, Inc. 10405 New Berlin Road East Jacksonville, FL 32226 Attention: Mark Tanner Telephone No.: (904) 751-7100 Telecopy No.: (904) 751-7744

and to:	DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Attention: Gregg Galardi Telephone No.: (212) 335-4640 Telecopy No.: (212) 884-8540

If to Agent:

Law Debenture Trust Company of New York

400 Madison Avenue, Suite 4D

New York, NY 10017

Attention: Corporate Trust – Trailer Bridge

Telephone No.: (212) 750-6474

Telecopy No.: (212) 750-1361

Email: new.york@lawdeb.com and

Michael.Smith@lawdeb.com

with a copy to:	Edwards Wildman Palmer LLP 750 Lexington Avenue New York, NY 10022 Attention: Larry D. Henin Telephone No.: (212) 308-4411 Telecopy No.: (212) 308-4844 Email: LHenin@edwardswildman.com

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, NY 10281 Attention: John J. Rapisardi Telephone No.: (212) 504-5585 Telecopy No.: (212) 504-6666

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than Borrower, (iii) to require Agent or any Lender to return any materials furnished by Borrower to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower, and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or a portion of its rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that such transfer or assignment will not be effective until: (i) it is recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $1,500.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount and stated interest of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements.

(f) The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.4(b) (subject to the requirements and limitations therein, including the requirements under Section 3.4(b)(v) (it being understood that the documentation required under Section 3.4(b)(v) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this

Section 13.7. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Agreements (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank,

(h) Borrower shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and its affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.10 USA PATRIOT Act. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act. Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

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IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER

TRAILER BRIDGE, INC.

By:

Title:

AGENT

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Agent

By:

Title:

LENDERS

Whippoorwill Distressed Opportunity Fund, L.P., as Lender By: Whippoorwill Associates, Incorporated Its Agent and Authorized Signatory

By:

Title:

Whippoorwill Associates, Inc. Profit Sharing Plan, as Lender By: Whippoorwill Associates, Incorporated Its Agent and Authorized Signatory

By:

Title:

Whippoorwill Institutional Partners, L.P., as Lender By: Whippoorwill Associates, Incorporated Its Agent and Authorized Signatory

By:

Title:

WellPoint, Inc., as Lender By: Whippoorwill Associates, Incorporated Its Agent and Authorized Signatory

By:

Title:

Principal Variable Contracts Fund, Inc. Income Account, as Lender By: Edge Asset Management, Inc. Its Authorized Signatory

By:

Title:

Principal Fund, Inc. – Income Fund, as Lender By: Edge Asset Management, Inc. Its Authorized Signatory

By:

Title:

Schedule I Commitments
Lender	Interim Funding Commitment	Final Funding Commitment	Total Commitment
Whippoorwill Distressed Opportunity Fund, L.P.	$1,626,557	$3,253,115	$4,879,672
WellPoint, Inc.	$2,084,091	$4,168,181	$6,252,272
Whippoorwill Institutional Partners, L.P.	$408,376	$816,752	$1,225,128
Whippoorwill Associates, Inc. Profit Sharing Plan	$32,643	$65,285	$97,928
Principal Variable Contracts Fund, Inc. Income Account	$121,333	$242,667	$364,000
Principal Fund, Inc. – Income Fund	$727,000	$1,454,000	$2,181,000
Total	$5,000,000	$10,000,000	$15,000,000